EXHIBIT 99.1

Huttig Building Products, Inc. Announces Fourth Quarter and Full Year 2019 Results

Fourth Quarter and Full Year 2019 Highlights:

  Net sales of $180.4 million and $812.0 million, respectively
  Gross margin of 19.7% and 20.0%, respectively
  Operating loss of $8.0 million and $3.6 million, respectively
  Cash provided by continuing operating activities of $6.6 million in fiscal 2019 compared to $26.4 million cash usage in fiscal 2018

ST. LOUIS, March 02, 2020 (GLOBE NEWSWIRE) -- Huttig Building Products, Inc. (“Huttig” or the “Company”) (NASDAQ: HBP), a leading domestic distributor of millwork, building materials and wood products, today reported financial results for the fourth quarter and year ended December 31, 2019.

“Our sales were impacted in 2019 by lower levels of new residential construction in the first half of the year. Although new residential construction showed modest improvement in the second half of 2019, the growth was primarily concentrated in the fourth quarter and was heavier in the multi-family segment, where we have less exposure. We also continued our de-emphasis on more commoditized, lower margin categories,” said Jon Vrabely, Huttig’s President and Chief Executive Officer. “As stated previously, we experienced some sales erosion in the second and third quarters as a result of challenges from our enterprise resource planning system upgrade. That disruption is now behind us. We made some difficult decisions in the fourth quarter to address both our cost structure and our sales alignment. We believe this will have a positive impact on our operating results as we navigate through 2020.”

SUMMARY RESULTS FOR FOURTH QUARTER ENDED DECEMBER 31, 2019
(unaudited)
(in millions, except per share data)

	Three Months Ended December 31,
	2019		2018
Net sales	$180.4	100.0%	$196.2	100.0%
Gross margin	35.6	19.7%	38.1	19.4%
Operating expenses	43.6	24.2%	44.2	22.5%
Operating loss	(8.0)	-4.4%	(6.0)	-3.1%
Loss from continuing operations	(9.4)	-5.2%	(6.9)	-3.5%
Net loss	(9.4)	-5.2%	(7.3)	-3.7%
Loss from continuing operations per share - basic and diluted	$(0.37)		$(0.27)
Net loss per share - basic and diluted	$(0.37)		$(0.29)

	Twelve Months Ended December 31,
	2019		2018
Net sales	$812.0	100.0%	$839.6	100.0%
Gross margin	162.0	20.0%	166.5	19.8%
Operating expenses	165.6	20.4%	167.5	19.9%
Operating loss	(3.6)	-0.4%	(0.9)	-0.1%
Loss from continuing operations	(21.3)	-2.6%	(6.0)	-0.7%
Net loss	(21.3)	-2.6%	(6.4)	-0.8%
Loss from continuing operations per share - basic and diluted	$(0.84)		$(0.24)
Net loss per share - basic and diluted	$(0.84)		$(0.26)

Results of Operations

Fourth Quarter 2019 Compared to Fourth Quarter 2018

Net sales from continuing operations were $180.4 million in the fourth quarter of 2019, a decrease of $15.8 million, or approximately 8.1%, compared to $196.2 million in the fourth quarter of 2018. The decrease was primarily due to our de-emphasis of more commoditized, lower margin products, commodity pricing influence across our wood products category, lagging softness in new residential construction, and a competitive market environment.

Net sales in our major product categories changed as follows in the fourth quarter 2019 from the fourth quarter 2018: millwork sales decreased 7.2% to $90.0 million, building product sales decreased 7.8% to $77.1 million, and wood product sales decreased 15.3% to $13.3 million.  Fluctuations across product categories can occur based on general market conditions, new product incentives, promotions, changes in product lines, and commodity pricing, among other things.

Gross margin decreased $2.5 million, or 6.6%, to $35.6 million in the fourth quarter 2019 compared to $38.1 million in the fourth quarter 2018.  Gross margin as a percentage of net sales increased to 19.7% in the fourth quarter 2019 from 19.4% in the fourth quarter 2018. The increase in gross margin percentage was consistent with our de-emphasis of commoditized products.

Operating expenses decreased $0.6 million, or 1.4%, to $43.6 million, or 24.2% of net sales, in the fourth quarter 2019, compared to $44.2 million, or 22.5% of net sales, in the fourth quarter 2018.  The decrease in operating expenses was primarily attributable to lower non-personnel costs as personnel costs were flat with 2018. Fourth quarter personnel costs in 2019 reflect a $0.8 million severance charge related to cost reduction actions. Non-personnel costs declined primarily due to lower advertising, promotion, supply and travel costs, offset by an increase in insurance charges.

Net interest expense was $1.4 million in the fourth quarter 2019 compared to $1.9 million in the fourth quarter 2018.  The decrease was due to lower average outstanding debt and lower borrowing rates during the fourth quarter 2019 versus the fourth quarter 2018.

Income taxes were zero during the fourth quarter 2019 compared to an income tax benefit from continuing operations of $1.0 million during the fourth quarter 2018.

As a result of the foregoing factors, we reported a net loss from continuing operations of $9.4 million in the fourth quarter 2019 compared to a net loss from continuing operations of $6.9 million in the fourth quarter 2018.

Adjusted EBITDA was $(4.9) million for the fourth quarter of 2019 compared to $(4.1) million for the fourth quarter of 2018.  Adjusted EBITDA is a non-GAAP measurement.  See below reconciliation of Non-GAAP Financial Measures.

Fiscal 2019 Compared to Fiscal 2018

Net sales from continuing operations were $812.0 million in 2019, a decrease of $27.6 million, or approximately 3.3%, compared to $839.6 million in 2018.  The decrease was primarily due to our de-emphasis of more commoditized, lower margin products, commodity pricing influence across our wood products category, lagging softness in new residential construction for much of the year, a competitive market environment, and temporary operational disruption from our enterprise resource planning upgrade which impacted sales in the second and third quarters.

Net sales in our major product categories changed as follows in 2019 from 2018: millwork sales decreased 4.0% to $384.6 million, building product sales increased 0.3% to $366.6 million, and wood products decreased 17.4% to $60.8 million.  Millwork was the product category most impacted by the temporary disruption from our enterprise resource system upgrade, which affected the second and third quarters of 2019.  Building products sales increased primarily due to a modest increase in construction activity, offset by lower sales of commodity products.  The proportionate increase in sales of building products was generally consistent with our strategic growth initiatives.  Wood product sales were negatively impacted by underlying market segments softening in certain parts of the country, a competitive market and by commodity pricing.

Gross margin decreased $4.5 million, or 2.7%, to $162.0 million in 2019 as compared to $166.5 million in 2018.  The decrease in gross margin was due to lower overall sales volumes. Gross margin as a percentage of net sales increased to 20.0% in 2019 compared to 19.8% in 2018. The increase in gross margin percentage was consistent with our de-emphasis of commoditized products.

Operating expenses decreased $1.9 million, or 1.1%, to $165.6 million, or 20.4% of net sales, in 2019, compared to $167.5 million, or 19.9% of net sales, in 2018.  Personnel expenses decreased $0.7 million as lower wages, variable compensation and contract labor costs were partially offset by a significant increase in medical claim costs, which were $1.5 million higher than in 2018.  Personnel costs in 2019 include a $0.8 million severance charge related to cost reduction actions. Non-personnel expenses decreased $1.2 million in 2019, primarily due to non-recurring litigation and settlement costs of approximately $3.3 million in 2018, offset in part by increases in equipment and facility costs, higher insurance costs, and depreciation and amortization, including costs from our recent software upgrade.  Excluding costs related to settled litigation in 2018, operating expenses would have been approximately 19.5% of sales in 2018.

Net interest expense was $6.6 million in 2019 compared to $6.5 million in 2018.  Although average debt was lower in 2019, the increase was due to higher average borrowing rates in the first half of 2019 versus 2018.

An income tax expense from continuing operations of $11.1 million was recognized for the year ended December 31, 2019 compared to an income tax benefit of $1.4 million for the year ended December 31, 2018.  See Note 13 — “Income Taxes” of the Notes to Consolidated Financial Statements in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for more information.

As a result of the foregoing factors, we reported a net loss from continuing operations of $21.3 million in 2019 as compared to $6.0 million in 2018.

Adjusted EBITDA was $5.2 million in 2019 and $10.2 million in 2018.  Adjusted EBITDA is a non-GAAP measurement.  See below reconciliation of Non-GAAP Financial Measures.

Balance Sheet & Liquidity

Cash provided by continuing operating activities was $6.6 million in fiscal 2019, compared to cash used of $26.4 million in fiscal 2018.  Total available liquidity was $33.7 million as of December 31, 2019, as compared to $32.3 million at December 31, 2018.  At December 31, 2019, total available liquidity included $2.2 million of cash plus $31.5 million of availability under our credit facility, while at December 31, 2018, total available liquidity included $0.8 million of cash plus $31.5 million of availability under our credit facility.

Conference Call

Huttig Building Products, Inc. will host a conference call Tuesday, March 3, 2020 at 10:00 a.m. Central Time.  Participants can listen to the call live via webcast by going to the investor portion of Huttig’s website at www.huttig.com.  Participants can also access the live conference call via telephone at (866) 238-1641 or (213) 660-0927 (international). The conference ID for this call is 3256577.

About Huttig

Huttig, currently in its 136th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in-home improvement, remodeling and repair work. Huttig distributes its products through 27 distribution centers serving 41 states.  Huttig's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “believe,” “estimate,” “project” or similar expressions may identify forward-looking statements, although not all forward-looking statements contain such words.  Statements made in this Annual Report and our annual report to stockholders looking forward in time, including, but not limited to, statements regarding our current views with respect to financial performance, future growth in the housing market, distribution channels, sales, favorable supplier relationships, inventory levels, the ability to meet customer needs, enhanced competitive posture, strategic initiatives, financial impact from litigation or contingencies, including environmental proceedings, are included pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995.

These statements present management’s expectations, beliefs, plans and objectives regarding our future business and financial performance.  We cannot guarantee that any forward-looking statements will be realized or achieved. These forward-looking statements are based on current projections, estimates, assumptions and judgments, and involve known and unknown risks and uncertainties.  We disclaim any obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

There are a number of factors, some of which are beyond our control that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements.  These factors include, but are not limited to: the success of our growth initiatives; expansion of the Huttig-Grip product line; the strength of new construction, home improvement and remodeling markets and the recovery of the homebuilding industry to levels consistent with the historical average total housing starts from 1959 to 2019 of approximately 1.4 million starts based on statistics tracked by the U.S. Census Bureau (“Historical Average”); the cyclical nature of our industry; our ability to comply with, and the restrictive effect of, the financial covenant applicable under our credit facility; risks of international suppliers; global health concerns; product liability claims and other legal proceedings; commodity prices; stock market volatility; stockholder activist disruption; current or future litigation; information technology failures, network disruptions, cybersecurity attacks or breaches in data security; termination of key supplier relationships; our failure to attract and retain key personnel; goodwill impairment; deterioration of our customers’ creditworthiness or our inability to forecast such deteriorations; the loss of a significant customer; the cost of environmental compliance, including actual expenses we may incur to resolve proceedings we are involved in arising out of a formerly owned facility in Montana; competition with existing or new industry participants; deterioration in our relationship with our unionized employees, including work stoppages or other disputes; funding requirements for multi-employer pension plans for our unionized employees; significant uninsured claims; the integration of any business we acquire and the liabilities of such businesses; the seasonality of our operations; federal and state transportation regulations; fuel cost increases; any limitations on our ability to utilize our deferred tax assets to reduce future taxable income and tax liabilities; risks associated with our private brands; uncertainties resulting from changes to United States and foreign laws, regulations and policies; the potential impact of changes in tariff costs, including tariffs on imported steel and aluminum, and potential anti-dumping or countervailing duties; and those set forth under Part I, Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

Non-GAAP Financial Measures

Huttig supplements its reporting of net income with the non-GAAP measurement of Adjusted EBITDA. This supplemental information should not be considered in isolation or as a substitute for GAAP measures.

The Company defines Adjusted EBITDA as net income adjusted for interest, income taxes, depreciation and amortization and other items as listed in the table below and presents Adjusted EBITDA because it is a primary measure used by management, and by similar companies in the industry, to evaluate operating performance and Huttig believes it enhances investors’ overall understanding of the financial performance of our business.  Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance.  Huttig compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors affecting the business.  Because not all companies use identical calculations, Huttig’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA

The following table presents a reconciliation of net income, the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net loss	$(9.4)	$(7.3)	$(21.3)	$(6.4)
Net loss from discontinued operations, net of taxes	-	0.4	-	0.4
Interest expense, net	1.4	1.9	6.6	6.5
Provision for (benefit from) income taxes	-	(1.0)	11.1	(1.4)
Depreciation and amortization	1.6	1.4	5.7	5.4
Stock compensation expense	0.7	0.5	2.3	2.3
Gain on disposal of assets	-	(0.1)	-	(0.1)
Severance charge	0.8	-	0.8	-
Other expenses (1)	-	0.1	-	3.5
Adjusted EBITDA	$(4.9)	$(4.1)	$5.2	$10.2

[1] Primarily expenses associated with litigation and settlement of litigation

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions, except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net sales	$180.4	$196.2	$812.0	$839.6
Cost of sales	144.8	158.1	650.0	673.1
Gross margin	35.6	38.1	162.0	166.5
Operating expenses	43.6	44.2	165.6	167.5
Gain on disposal of assets	—	(0.1)	—	(0.1)
Operating loss	(8.0)	(6.0)	(3.6)	(0.9)
Interest expense, net	1.4	1.9	6.6	6.5
Loss from continuing operations before income taxes	(9.4)	(7.9)	(10.2)	(7.4)
Provision for (benefit from) income taxes	—	(1.0)	11.1	(1.4)
Net loss from continuing operations	(9.4)	(6.9)	(21.3)	(6.0)
Net loss from discontinued operations, net of taxes	—	(0.4)	—	(0.4)
Net loss	$(9.4)	$(7.3)	$(21.3)	$(6.4)

Earnings per share:
Net loss from continuing operations per share - basic and diluted	$(0.37)	$(0.27)	$(0.84)	$(0.24)
Net loss from discontinued operations per share - basic and diluted	—	(0.02)	—	(0.02)
Net loss per share - basic and diluted	$(0.37)	$(0.29)	$(0.84)	$(0.26)

Weighted average shares outstanding:
Basic and diluted shares outstanding	25.5	25.1	25.4	25.1

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	December 31,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and equivalents	$2.2	$0.8
Trade accounts receivable, net	60.5	69.0
Inventories, net	139.4	134.0
Other current assets	12.8	14.7
Total current assets	214.9	218.5

PROPERTY, PLANT AND EQUIPMENT:
Land	5.0	5.0
Buildings and improvements	32.4	32.3
Machinery and equipment	58.2	56.0
Gross property, plant and equipment	95.6	93.3
Less accumulated depreciation	64.4	60.0
Property, plant and equipment, net	31.2	33.3

OTHER ASSETS:
Operating lease right-of-use assets	40.9	—
Goodwill	9.5	9.5
Deferred income taxes	—	11.1
Other	5.0	5.6
Total other assets	55.4	26.2
TOTAL ASSETS	$301.5	$278.0

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions, except Share Data)

	December 31,	December 31,
	2019	2018
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$1.7	$1.8
Current maturities of operating lease right-of-use liabilities	9.7	—
Trade accounts payable	56.8	51.5
Accrued compensation	5.5	5.0
Other accrued liabilities	15.8	18.0
Total current liabilities	89.5	76.3
NON-CURRENT LIABILITIES:
Long-term debt, less current maturities	135.1	137.1
Operating lease right-of-use liabilities, less current maturities	31.6	—
Other non-current liabilities	2.4	2.6
Total non-current liabilities	169.1	139.7

SHAREHOLDERS’ EQUITY:
Preferred shares: $.01 par (5,000,000 shares authorized)	—	—
Common shares; $.01 par (75,000,000 shares authorized: 26,441,926 shares issued and outstanding at December 31, 2019 and 25,993,441 at December 31, 2018)	0.3	0.3
Additional paid-in capital	48.2	46.0
Retained earnings (accumulated deficit)	(5.6)	15.7
Total shareholders’ equity	42.9	62.0

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$301.5	$278.0

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Cash Flows From Operating Activities:
Net loss	$(9.4)	$(7.3)	$(21.3)	$(6.4)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Net loss from discontinued operations, net of taxes	—	0.4	—	0.4
Depreciation and amortization	1.6	1.4	5.7	5.4
Non-cash interest expense	—	—	0.2	0.2
Stock-based compensation	0.7	0.5	2.3	2.3
Deferred income taxes	0.1	(0.9)	11.1	(1.3)
Gain on disposal of capital assets	—	(0.1)	—	(0.1)
Changes in operating assets and liabilities:
Trade accounts receivable	28.0	27.3	8.5	(2.2)
Inventories, net	3.3	19.7	(5.4)	(22.1)
Trade accounts payable	(11.6)	(13.2)	5.3	0.5
Other	4.1	2.2	0.2	(3.1)
Cash provided by (used in) continuing operating activities	16.8	30.0	6.6	(26.4)
Cash used in discontinued operating activities	(0.1)	0.1	(0.4)	(0.6)
Total cash provided by (used in) operating activities	16.7	30.1	6.2	(27.0)
Cash Flows From Investing Activities:
Capital expenditures	(0.5)	(1.0)	(1.7)	(7.8)
Proceeds from Disposition of Assets	—	0.3	—	1.2
Total cash used in investing activities	(0.5)	(0.7)	(1.7)	(6.6)
Cash Flows From Financing Activities:
Borrowings (repayments) of debt, net	(16.9)	(30.1)	(3.0)	33.2
Repurchase of shares to satisfy employee tax withholdings	—	—	(0.1)	(0.4)
Total cash used in financing activities	(16.9)	(30.1)	(3.1)	34.1
Net increase (decrease) in cash and equivalents	(0.7)	(0.7)	1.4	0.5
Cash and equivalents, beginning of period	2.9	1.5	0.8	0.3
Cash and equivalents, end of period	$2.2	$0.8	$2.2	$0.8

For more information, contact:

investor@huttig.com